SECOND AMENDMENT TO
EMPLOYMENT LETTER AGREEMENT

This Second Amendment to Employment Letter Agreement (this “Amendment”) is made and entered into this 23rd day of March, 2011, by and between RAM ENERGY RESOURCES, INC., a Delaware corporation (the “Company”), and G. LES AUSTIN, an individual (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain letter agreement dated March 13, 2008 (accepted March 14, 2008), pursuant to which the Executive accepted employment with the Company on the terms set out therein (as amended pursuant to that certain First Amendment to Employment Letter Agreement dated December 30, 2008, the “Agreement”); and

WHEREAS, the Company and the Executive have agreed that the Agreement should be further amended in certain respects as hereinafter provided; and

WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1.           Section 8 of the Agreement is hereby deleted in its entirety and the following substituted therefor:

“8.           Severance and Change of Control Protection.  If, during the period commencing on the date of this Agreement and ending April 1, 2012, (i) your employment with the Company is terminated (in a manner that constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder) by the Company  other than for Cause (as hereinafter defined), or (ii) a Change of Control (as hereinafter defined) occurs, and upon such Change of Control or within six (6) months thereafter your employment with the Company is terminated (in a manner that constitutes a “separation from service” under Section 409A of the Code and the Treasury Regulations promulgated thereunder) either (A) by the Company other than for Cause, or (B) by you for Good Reason (as hereinafter defined), then in either such event, the Company shall pay to you as a severance benefit, within thirty (30) days after the date of termination, an amount equal to the sum of (y) your then current annual base salary, plus (z) an amount equal to the average of your three (3) then most recent annual cash bonuses.  In the event a Change of Control occurs before your receive your first annual cash bonus, such amount shall be deemed to be $125,000.”

2.           Notwithstanding the above amendment to Section 8 of the Agreement, it is not the intent of this Amendment to delete, amend or otherwise change Subsection 8.1, 8.2 or 8.3 of the Agreement, and all such Subsections remain in full force and effect

3.           In all other respects the Agreement remains in full force and effect.

EXECUTED this 23rd day of March, 2011.

“COMPANY”

RAM ENERGY RESOURCES, INC., a Delaware corporation

By	/s/ Sabrina Gicaletto
Sabrina Gicaletto, Vice President

“EXECUTIVE”

/s/ G. Les Austin
G. Les Austin